EXHIBIT 99

INTERNATIONAL BANCSHARES CORPORATION

ANNOUNCES CASH OFFER FOR NOTES ASSUMED

IN LOCAL FINANCIAL CORPORATION ACQUISITION

(July 16, 2004) LAREDO, Texas — International Bancshares Corporation (NASDAQ: IBOC) today announced that it will offer to purchase for cash any and all of the outstanding 11.0% Senior Notes due 2004 (the “Notes”) originally issued by Local Financial Corporation.  The offer is being made as a result of IBOC’s acquisition of Local on June 18, 2004 and as required by the terms of the indenture governing the Notes.

The offer commenced today and will expire at 5:00 p.m., New York City time, on August 16, 2004 (the “expiration time”).  Holders of Notes who have validly tendered their Notes prior to the expiration time will receive a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to (but excluding) the payment date.  Notes tendered may be withdrawn at any time prior to the Withdrawal Time, which is 5:00 p.m., New York City time, on August 12, 2004.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. This offer is made only through the Change in Control Notice and Offer to Purchase and the related Letter of Transmittal, which are being mailed to noteholders today. Additional copies of these documents may be obtained by contacting the Trustee under the indenture, The Bank of New York, at (212) 298-1915.

IBOC is a multi-bank financial holding company headquartered in Laredo, Texas, with more than 160 facilities and more than 250 ATMs serving more than 70 communities in Texas and Oklahoma.

This document and information on IBOC’s Web site may contain forward-looking information (including information related to plans, projections or future performance of IBOC and its subsidiaries and planned market opportunities, employment opportunities and synergies from the acquisition of Local), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, IBOC’s results could differ materially from IBOC’s expectations in these statements. IBOC does not assume any obligation and does not intend to update these forward-looking statements. For further information, please see IBOC’s reports filed with the Securities and Exchange Commission (SEC) pursuant to the Securities Exchange Act of 1934, which are available at the SEC’s Web site at www.sec.gov.